UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 31, 2009 (March 27, 2009)

CRIMSON EXPLORATION INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-21644 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Avenue, Suite 2900, Houston, Texas 77002

(Address of Principal Executive Offices)

(713) 236-7400

(Registrant’s telephone number, including area code)

_____________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On March 27, 2009, Crimson Exploration Inc. issued a press release announcing financial results for the fourth quarter and year ended December 31, 2008. The press release is included in this report as Exhibit 99.1.

The information contained in Exhibit 99.1 is incorporated herein by reference. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

Exhibit Number	Description
Exhibit 99.1	Press Release dated March 27, 2009 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION, INC.

Date: March 31, 2009	By:	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Press Release dated March 27, 2009

Exhibit 99.1

Crimson Exploration Announces Fourth Quarter and Full Year 2008 Financial Results

HOUSTON, March 27, 2009 (BUSINESS WIRE) -- Crimson Exploration Inc. (OTCBB:CXPO) today announced financial results for the fourth quarter and full year 2008.

2008 Highlights

▪	Record annual production of 19.2 Bcfe, up 45% over the prior year
▪	Record EBITDAX of $132.7 million, up 75% over the prior year
▪	Divested Barnett Shale assets for $34.4 million resulting in a gain of $15.6 million
▪	Acquired producing assets in South Texas from Smith Production Inc. (“Smith”) for $58 million
▪	Accumulated approximately 12,000 net acres in East Texas targeting the Haynesville Shale, James Lime and Travis Peak

Summary Financial Results

The Company reported a profit before income taxes for the fourth quarter of 2008 of $32.4 million compared to a loss before income taxes of $15.2 million for the fourth quarter of 2007. Positively impacting the fourth quarter results for 2008 was a $47.7 million non-cash benefit related to the mark-to-market exposure on our commodity price and interest rate hedge instruments, offset in part by a $10.2 million impairment of certain assets and a $7.1 million leasehold abandonment cost of our undeveloped leasehold position in Culberson County, Texas. Impacting the fourth quarter results for 2007 was a $17.9 million non-cash charge related to the mark-to-market exposure on hedges and a $4.4 million impairment on certain assets. Exclusive of these special items, income before taxes for the fourth quarter of 2008 would have been a gain of $2.0 million, compared to a gain before taxes of $7.1 million in 2007. Net income for the fourth quarter of 2008 was $20.9 million compared to a net loss of $9.3 million for the fourth quarter of 2007.

For the full year 2008 income before taxes was $72.9 million compared to a loss before income taxes of $0.8 million for the full year 2007. Positively impacting the full year results for 2008 was a $49.4 million non-cash benefit related to our hedges, a $15.2 million gain on the sale of assets, offset in part by a $36.0 million impairment of certain assets and a $7.1 million leasehold abandonment cost. Impacting the full year results for 2007 was a $18.2 million non-cash charge related to our hedges and a $4.4 million impairment of certain assets, offset in part by a $0.7 million gain on the sale of assets. Exclusive of these special items, income before taxes for the full year 2008 would have been $51.4 million compared to income before taxes of $21.1 million in 2007. Net income for the full year 2008 was $46.2 million compared to a net loss of $0.4 million for 2007.

Net cash flow from operations for the fourth quarter of 2008, which consists of net cash provided by operating activities plus the period change in certain working capital and other cash flow items, was $18.2 million, a $1.0 million decrease over the $19.3 million reported for the 2007 quarter. Net cash flow from operations for the year 2008, was $107.5 million, a $48.7 million increase over the $58.8 million reported for 2007. The increase in annual cash flow is attributable to the full year effect of the South Texas and Gulf Coast producing assets acquired in May 2007 ("STGC Acquisition"), seven month effect of the May 2008 Smith acquisition, net realized commodity prices and the success experienced in our drilling program. EBITDAX, earnings before interest, taxes, depreciation, amortization, exploration and non-cash stock compensation (SFAS 123R) expense was $24.1 million and $132.7 million for the fourth quarter and year 2008, respectively, compared to $25.9 million and $76.0 million for the quarter and year 2007, respectively.

Revenues for the fourth quarter of 2008 were $35.0 million compared to revenue of $40.3 million in the prior year quarter, an approximate 13% decrease primarily related to lower commodity prices. For the year 2008, revenues were $186.8 million, up from $109.5 million in 2007. The 71% increase in 2008 was due to the full-year effect of the STGC Acquisition in May 2007, seven months of production from the May 2008 Smith acquisition, higher realized commodity prices and the success experienced in our drilling program.

Production for the fourth quarter of 2008 was approximately 4.6 Bcfe of natural gas equivalents, or 50,000 Mcfe per day, compared with production of approximately 4.8 Bcfe, or 52,000 per mcfe day, in the 2007 fourth quarter. Production for the year 2008 was approximately 19.2 Bcfe of natural gas equivalents, or 52,500 Mcfe per day, compared with production in 2007 of approximately 13.2 Bcfe, or 36,000 Mcfe per day. At the end of March 2009, we were producing approximately 48,000 Mcfe per day.

Average realized prices in the fourth quarter of 2008 (including the effects of realized gains/losses on our commodity price hedges) were $68.42, $7.20, $28.84 and $7.52 per barrel, Mcf, barrel and Mcfe, respectively for oil, natural gas, natural gas liquids and natural gas equivalents. For the fourth quarter of 2007, average realized prices were $69.41, $7.28, $55.19 and $8.42 per barrel, Mcf, barrel and Mcfe, respectively for oil, natural gas, natural gas liquids and natural gas equivalents. Average realized prices for the year 2008 were $84.03, $8.86, $53.07 and $9.66 per barrel, Mcf, barrel and Mcfe, respectively for oil, natural gas, natural gas liquids and natural gas equivalents. For the 2007 year, average realized prices were $66.09, $7.48, $49.92, and $8.25 per barrel, Mcf, barrel and Mcfe, respectively for oil, natural gas, natural gas liquids and natural gas equivalents.

Direct lease operating expenses for the fourth quarter of 2008 were $5.4 million compared to $7.3 million in the prior year quarter due to lower expense workovers. Production and ad valorem taxes for the fourth quarter 2008 was $1.9 million compared to $2.8 million in the prior year quarter due to lower commodity prices and revenues. For the year 2008, direct lease operating expenses were $20.8 million, compared to $12.0 million in 2007, primarily due to the mid-year acquisitions of the STGC properties in 2007, the Smith properties in 2008, increased expense workovers in 2008 and general increases in the costs of goods and services in the industry. For the year 2008, production and ad valorem taxes was $16.3 million compared to $11.7 million in 2007 due to our increased annual production and higher prices. On a per Mcfe produced basis, lease operating expenses were $1.18 and $1.08 per Mcfe for the fourth quarter and year 2008, respectively, compared to $1.53 and $0.91 per Mcfe for the fourth quarter and year 2007, respectively, and production and ad valorem taxes were $0.42 and $0.85 per Mcfe for the fourth quarter and year 2008, respectively, compared to $0.59 and $0.88 per mcfe for the fourth quarter and year 2007, respectively.

Exploration expense was $8.1 million for the fourth quarter of 2008 compared to $1.6 million for the prior year quarter. For the year 2008, exploration expense was $10.0 million compared to $3.2 million in 2007. Recorded in the fourth quarter of 2008 was leasehold abandonment cost of $7.1 million related to the release of our undeveloped leasehold position in Culberson County, Texas.

DD&A expense for the fourth quarter of 2008 was $14.4 million or $3.12 per mcfe, compared to $9.8 million, or $2.05 per mcfe, in the prior year quarter as a result of the properties added related to the Smith acquisition, higher finding and development costs and negative reserve revisions in 2008. For the year 2008, DD&A expense was $50.5 million, or $2.63 per mcfe, compared to $30.8 million, or $2.33 per mcfe, in 2007.

We recorded non-cash asset impairment charges of $10.2 million and $4.4 million in the fourth quarters of 2008 and 2007 respectively. For the year 2008, non-cash asset impairment charges were $36.0 million compared to $4.4 million in 2007. In 2008 we recorded a $10.2 million impairment expense related to our Grand Lake Field in Southwest Louisiana, and an impairment expense of $25.8 million related to the abandonment of the Rodessa formation development in our Madisonville Field in our Southwest Texas region.

General and administrative expense in the fourth quarter of 2008 was $4.6 million, or $0.99 per mcfe, compared to $5.8 million, or $1.21 per mcfe, in the prior year quarter. For the year 2008, G&A expense was $22.4 million compared to $14.5 million in 2007. On a per unit basis, G&A expense increased to $1.17 per mcfe in 2008 from $1.10 per mcfe in 2007. The increase for the year was primarily due to higher personnel costs, professional fees and office rent related to expanding our infrastructure. Cash general and administrative expenses for 2008, exclusive of the non-cash stock option expense recognized pursuant to SFAS 123R, were $0.80 and $0.90 per mcfe for the fourth quarter and year, respectively, compared to $0.97 and $0.78 per mcfe, respectively, for the 2007 period.

Other income (expense) was a net benefit of $42.2 million for the fourth quarter of 2008 compared to a net charge of approximately $23.8 million in the prior year quarter. For the year 2008, other income (expense) was a net benefit of $26.8 million compared to a net charge of $34.5 million in 2007. The major contribution to the quarterly and year-over-year variance was the non-cash benefit of $49.4 million in 2008 ($47.7 million in the fourth quarter) related to the mark-to-market gain under our commodity price hedging instruments and our interest rate swap, compared to a non-cash charge of $18.2 million ($17.9 million in the fourth quarter) in 2007. Interest expense was $21.1 million in 2008, compared to $14.9 million in 2007, due to higher outstanding balances on our credit facilities related to the Smith and Haynesville acquisitions.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and twelve month periods ending December 31, 2008 and 2007:

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2008	2007	%	2008	2007	%
Total Volumes Sold:
Crude oil (barrels)	112,685	147,747	-24%	498,143	408,864	22%
Natural gas (Mcf)	3,382,842	3,034,929	11%	13,135,509	9,067,777	45%
Natural gas liquids (barrels)	94,245	142,032	-34%	516,352	285,907	81%
Natural gas equivalents (Mcfe)	4,624,422	4,773,603	-3%	19,222,479	13,236,403	45%

Daily Sales Volumes:
Crude oil (barrels)	1,225	1,606	-24%	1,361	1,120	22%
Natural gas (Mcf)	36,770	32,988	11%	35,889	24,843	45%
Natural gas liquids (barrels)	1,024	1,544	-34%	1,411	783	80%
Natural gas equivalents (Mcfe)	50,265	51,887	-3%	52,520	36,264	45%

Average field prices:
Oil	$60.61	$86.75	-30%	$101.13	$74.38	36%
Gas	6.30	6.67	-6%	8.92	6.78	32%
NGLs	28.84	55.19	-48%	53.07	49.92	6%
Mcfe	6.67	8.57	-22%	10.14	8.02	26%

Average realized sales price (including hedges):
Oil	$68.42	$69.41	-1%	$84.03	$66.09	27%
Gas	7.20	7.28	-1%	8.86	7.48	18%
NGLs	28.84	55.19	-86%	53.07	49.92	6%
Mcfe	7.52	8.42	-11%	9.66	8.25	17%

Selected Costs ($ per Mcfe):
Lease operating expenses	$1.18	$1.53	-23%	$1.08	$0.91	19%
Production and ad valorem taxes	$0.42	$0.59	-30%	$0.85	$0.88	-4%
Depreciation and depletion expense	$3.12	$2.05	45%	$2.63	$2.33	15%
General and administrative expense	$0.99	$1.21	18%	$1.17	$1.10	6%
Interest	$1.13	$1.16	-2%	$1.10	$1.13	-3%

Net cash flow from operations	$18,226,149	$19,260,203	-5%	$107,526,734	$58,793,679	83%

EBITDAX	$24,130,916	$25,886,329	-7%	$132,706,504	$76,003,682	75%

Capital expenditures
Property acquisition - proved	$450,196	$(1,306,161)		$58,481,721	$225,242,515
Property acquisition - unproved	—	—		—	28,584,129
Leasehold acquisitions	25,546,940	9,826,600		57,203,337	19,642,573
Exploratory	(317,456)	7,028,042		655,903	12,696,355
Development	33,791,027	7,794,239		83,315,853	24,595,553
Other	196,948	234,792		619,518	1,530,145
	$59,667,655	$23,577,512		$200,276,332	$312,291,270

Earnings per Common Share
Basic	$3.43	$(2.02)		$7.81	$(1.13)
Fully Diluted	$1.88	$(2.02)		$4.46	$(1.13)

CRIMSON EXPLORATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,
	2008	2007
ASSETS
Cash	$—	$4,882,511
Current derivatives	25,191,445	198,708
Other current assets	21,156,108	31,400,346
Net property and equipment	449,155,736	356,488,602
Non-current derivatives	11,722,802	—
Other non-current assets	4,319,698	5,964,907

Total Assets	$511,545,789	$398,935,074

LIABILITIES AND STOCKHOLDERS' EQUITY
Current derivatives	$1,265,801	$2,703,959
Other current liabilities	82,723,809	46,175,286
Non-current derivatives	1,491,755	12,747,019
Other non-current liabilities	304,441,621	267,655,729
Total stockholders’ equity	121,622,803	69,653,081

Total Liabilities & Stockholders’ Equity	$511,545,789	$398,935,074

CRIMSON EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

OPERATING REVENUES
Oil and gas sales	$34,768,034	$40,180,880	$185,680,115	$109,161,613
Operating overhead and other income	199,016	149,653	1,088,158	381,595
Total operating revenues	34,967,050	40,330,533	186,768,273	109,543,208

OPERATING EXPENSES
Lease operating expenses	5,449,775	7,310,579	20,824,629	12,033,963
Production and ad valorem taxes	1,923,603	2,834,471	16,266,493	11,701,908
Exploration expenses	8,087,990	1,642,227	9,965,372	3,174,415
Depreciation, depletion and amortization	14,437,355	9,807,399	50,466,966	30,796,487
Impaired assets	10,154,831	4,362,186	35,953,586	4,362,186
General and administrative	4,586,178	5,770,524	22,405,639	14,541,780
(Gain) loss on sale of assets	62,006	(956)	(15,209,706)	(683,830)
Total operating expenses	44,701,738	31,726,430	140,672,979	75,926,909

INCOME (LOSS) FROM OPERATIONS	(9,734,688)	8,604,103	46,095,294	33,616,299

OTHER INCOME (EXPENSE)
Interest expense	(5,237,507)	(5,524,159)	(21,108,603)	(14,949,358)
Other financing costs	(327,614)	(320,209)	(1,501,627)	(1,321,661)
Unrealized gain (loss) on derivative instruments	47,744,420	(17,927,582)	49,408,961	(18,186,158)
Total other income (expense)	42,179,299	(23,771,950)	26,798,731	(34,457,177)

INCOME (LOSS) BEFORE INCOME TAXES	32,444,611	(15,167,847)	72,894,025	(840,878)

INCOME TAX (EXPENSE) BENEFIT	(11,586,288)	5,890,717	(26,690,807)	410,361

NET INCOME (LOSS)	$20,858,323	$(9,277,130)	$46,203,218	$(430,517)

Non-GAAP Financial Measures

Crimson also presents earnings before interest, taxes, depreciation, amortization and exploration expenses (“EBITDAX”) and net cash flow from operations, which consists of net cash provided by operating activities plus the period change in certain working capital and other cash flow items. Both measures presented exclude gain or loss on the sale of assets. Exploration expenses include geological and geophysical costs, lease rental costs and dry hole costs expensed under the successful efforts method of accounting, but capitalized under the alternative full cost accounting rules. Management uses these measures to assess our ability to generate cash to fund operations, exploration and development activities. Management interprets trends in these measures in a similar manner as trends in operations, cash flow and liquidity. Neither EBITDAX, nor net cash flows from operations, should be considered as alternatives to net income (loss), income from operations or net cash provided by operating activities as defined by GAAP. The following is a reconciliation of net cash provided by operating activities to net cash flow from operations and EBITDAX:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net cash provided by operating activities	$46,859,840	$23,614,009	$143,768,731	$69,611,648
Changes in working capital
Accounts receivable	(6,987,592)	1,898,924	(8,973,958)	22,648,152
Prepaid expenses	(355,139)	(241,505)	(153,577)	5,566
Accounts payable and accrued expenses	(21,290,960)	(7,411,225)	(27,114,462)	(34,871,687)
Other	—	1,400,000	—	1,400,000

Net cash flow from operations	18,226,149	19,260,203	107,526,734	58,793,679

Interest expense and other financing	5,306,748	5,605,156	21,518,301	15,211,986
Asset retirement obligations	(308,256)	—	1,291,947	—
Exploration expenses	1,165,706	803,756	1,864,486	1,757,151
Other	(259,431)	217,214	505,036	240,866

EBITDAX	$24,130,916	$25,886,329	$132,706,504	$76,003,682

Year End Proved Reserves

Crimson's total proved reserves at December 31, 2008 are estimated at 131.9 billion cubic feet (“Bcf”) of natural gas equivalents, consisting of approximately 2.6 million barrels of crude oil and 116.6 Bcfe of natural gas and natural gas liquids, as engineered by Netherland, Sewell and Associates, Inc., the Company’s independent, third-party engineering firm. This compares to total proved reserves of 130.2 Bcfe at December 31, 2007. Approximately 63% of proved crude oil reserves, 70% of natural gas and natural gas liquids reserves, and 69% of natural gas equivalents were classified as proved developed at the end of 2008. The present value, using a 10% discount rate on the future net cash flows before income taxes, of the estimated total proved reserves at the end of 2008 is approximately $291 million, based on the December 31, 2008 (hold flat) West Texas Intermediate posted price of $41.00 per barrel for oil and natural gas liquids, and the posted Henry Hub spot market price of $5.706 per Mcf for natural gas, adjusted for average energy content, transportation fees and regional price differentials.

Guidance for 2009

The Company is providing the following guidance for the second calendar quarter of 2009. Though we have provided annual guidance in the past, we will only provide quarterly guidance for 2009 due to the uncertain level of capital expenditures for the year due to lower prices, limited capital availability and our strategy to reduce debt. Ranges for lease operating expense and cash general and administrative expenses are based on the midpoint of production guidance.

Second quarter 2009 production	44,000 – 48,000 mcfe per day

Lease operating expenses	$1.26 per mcfe

Production and ad valorem taxes	$0.57 per mcfe produced

Cash G&A	$0.96 per mcfe

DD&A rate	$2.92 per mcfe

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on Monday, March 30, 2009 at 10:00 a.m. CDT. Those interested in participating may do so by calling the following phone number: (877) 723-9509, (International 719-325-4773) and entering the following participation code 3324956. A replay of the call will be available from Monday, March 30, 2009 at 1:00 p.m. CDT through Monday, April 6, 2009 at 1:00 p.m. CDT by dialing toll free (888) 203-1112, (International 719-457-0820) and asking for replay ID code 3324956.

Crimson Exploration is an independent oil and gas company based in Houston, Texas, with producing assets primarily focused in South Texas, the Texas Gulf Coast and South Louisiana.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future production, revenue, costs and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2008, for a further discussion of these risks.

SOURCE: Crimson Exploration Inc.

Crimson Exploration Inc., Houston

E. Joseph Grady, 713-236-7400